Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
Fourth Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
March 9, 2006; 10:00 a.m. CT
Participant 1: Monty, I was just curious if you could elaborate maybe on the reluctance to give guidance, just because some of your peers have, I guess you could say, some with more complexity to their portfolios or moving parts. I guess, why the reluctance to give some investors the tools to look at your ‘06? Is it that maybe you guys are working on something in specific that could have a material impact on your outlook?
Monty Bennett: We’ve had that policy of no guidance since we went public, and I can’t comment about the complexity of some of our peers. You follow it closer than I do. But as far as our numbers go, we do have a lot of complexity. And, you can see that from the fourth quarter, when margins weren’t as strong as we would have liked because of the convergence of these items. It’s interesting, in every quarter, just about on every issue, when you look at all the factors, you usually have some things kind of break your way and some things kind of break against you. And then what we’ve pulled out for the analysts and investors is those two or three large kind of most salient items.
Well, this past quarter, the fourth quarter, we had most things break against us. And there’s not one large item, they’re kind of sprinkled all the way through. So because of our rapid acquisition pace, at least historically, and because of all the reservations we’re putting in, and in some cases brand changes, in some cases management changes, we just think it’s wiser to hold back. As far as the future activity, we just continue to try to source good opportunities. And with no leaning to try to grow necessarily or not grow, as long as we see good opportunities, we will pursue them. And if we don’t, then we won’t.
Participant 1: I guess sticking with your comment there, indirect expenses, for example, were a lot higher than we had expected. It offset a lot of the upside that we saw versus our expectation on the revenue side. Was there anything in that line item in particular that was, or you can call out for us that was higher than you guys were expecting, or maybe we should think of as maybe will continue going forward for your portfolio?
Monty Bennett: I can’t comment on whether it’s going forward or not, but I can comment on the historical. And historically in this indirect expense line, energy was a big bump. Insurance comparisons — that’s a separate line, I believe; no, it’s in the indirect expenses — was a big increase because of a reversal we had last year in the fourth quarter that we didn’t have this year. Also in the indirect expenses were increased franchisor expenses, and that’s due to increased usage of all the point systems and all the point clubs, which is in that line item, and some increased repair and maintenance expenses due to some of the pre-renovation work we do, post-renovation work we do, and also just in some specific assets, trying to increase the service levels as part of the re-positioning strategy.
Participant 1: Okay. I was curious on the Radisson in particular, their RevPAR results recently were fairly weak. Is that just a result of maybe the geography of those assets, or is that something brand-specific?
Monty Bennett: Mostly what you will find is the results are more renovation-specific. That’s mostly the case. So, that’s the largest driving factor. The Milford Radisson, the Fort Worth Radisson, the Indy Radisson were all under renovation. So, that drove most of it. Secondarily, I’d say that probably it was somewhat market-driven. But typically, as you well know, the Hilton and the Marriott branded assets are stronger, more resilient, and faster growth than some of the other brands. But to answer your question, it’s mainly renovation-driven.
Participant 1: So those were in those numbers, the renovation assets. If you feel comfortable, are you able to walk through maybe some of your operators, and maybe classify sort of where their strengths are? Is it sort of topline revenue side or is it expense management? Is there — does somebody do a better job than other, or where there focus is right now?

Monty Bennett: I’d probably rather defer on that. It’s kind of even — it kind of goes from quarter-to-quarter on how the differences lineup. So, I’d rather not opine too much on the differences between each manager. We do have seven different managers, and I can say that generally we’re pretty pleased with them all.
Participant 1: One last question and I’ll let you guys go. Can you talk a little bit more in detail about your plans for the Pan Pacific Hotel? It’s kind of a big acquisition for you guys, and from what I can determine the multiple there was kind of high. I was curious what’s on tap for that property in ‘06, and what do you maybe expect in just general terms from that asset, maybe in ‘07 and ‘08 that will make the returns there seem much more attractive to folks?
Monty Bennett: Sure. We’re very excited about the asset. Let me ask Doug to comment on that.
Doug Kessler: This is just a great opportunity in a market that we have, as we said, been looking to acquire something. The benefit we see of this asset is the following. San Francisco really didn’t have the price escalation for high-quality assets that we saw, for example, in New York. But it certainly had a big drop-off in terms of its performance when the market turned down. By every indication, we believe, and most experts in the market that are opining upon which markets are apparently going to be hot in the next couple of years, have San Francisco on that top of the list.
So, we think, number one, there’s the opportunity to benefit just from the general market recovery, which is going to be pretty strong in San Francisco. There’s virtually no new supply to speak of. And so because of that, it’s a very positive supply/demand fundamental. I think with respect to just this asset alone, as we mentioned, the comp set for this asset increased 25% in terms of RevPAR growth over the past six months. However, this asset lagged. And if you’ve seen the asset, it’s absolutely gorgeous. It was originally built as a Peninsula Hotel. So it’s spectacular inside, and it’s got a great location just off of Union Square. We believe that the brand, which really only delivered less than 1000 room nights through its reservation system, detracted from the overall performance. So our strategy is to flag it with a well-known luxury brand, which will certainly add to the reservation system distribution that we’ll get from the brand. And in addition, we will be spending some CapEx dollars. Now, it doesn’t need a lot, but what we will be doing is to freshen it up a little bit. And we think those three factors will certainly position this asset to have a very significant recovery along with the rest of the market.
And when you look at the numbers, it’s a little bit consistent when you think about what we did with the Hyatt Regency in Anaheim, which had a big recovery once some renovation work was done, as well as somewhat consistent with some market recovery bets that we’ve made in other areas, like Dulles, even though Dulles didn’t really drop off that much, but it certainly has gotten pistol-hot in terms of activity out in that market. So, we think this is going to benefit in three or four different ways. And we’re very, very excited about this, and we’re excited about where we bought it.
When you look at relative purchase prices for this asset, compared to some of the other deals that have traded in the market, and for the quality of this asset, we think we got a very good buy on a replacement cost basis which would be substantially below replacement costs for this asset.
Participant 1: Do you have that, and I know you probably can’t reveal it today, but do you have that brand identified? And do you have a rough sense of maybe what their — for example, their ADR might be versus where the Pan Pacific is today, to give us kind of a sense as saying you could go from A to B eventually?
Monty Bennett: We haven’t finalized negotiations, so we want to kind of hold off about whether we’ve got something done or not, just because we don’t want to lose leverage with that person or persons we may be talking to. And as far as rate increases and occupancy increases, just to comment on that specifically, not only do we see some increases potentially, but the existing property has been having to fill up on some lower-rated wholesale-type of business, tour-type business. And I think that the existing property could benefit just by starting to trade that out as the transient market starts to come back. But also, with a brand that can bring a strong reservation system, I think that they will be able to do that even more. So, just as much as rate increase as being able to trade out wholesale business for transient business.
Participant 2: Just kind of touching on the margins again, if we saw the impact from some of these line items in this quarter, is it fair to assume that this will likely carry forward at least with certain line items over the next four quarters until they’re — we’ve got it for a full year?
Monty Bennett: You know, we are just going to step back from applying too much guidance on that. Of the factors — and it’s not one or two, there are several of them that I named. Frankly, some of them are potentially burned through, and some of them potentially will last a quarter or two, and some look like they may last three or four quarters. So, rather than trying to go down and opine on all those, we’d just rather not give guidance on it. But we are trying to increase margins, and where we can, we do, and we will. It’s just a matter of some factors being out of our control, and some factors being in our control as part of our re-positioning plan which we think is a smart long-term play for the assets.
Participant 2: Maybe I’ll try to ask a different way. Looking at the individual quarter, I know that there was — just on the core non-renovated hotels, you had flow-through of roughly 22%, and on a full year basis it was closer to 40%. Is that kind of a fair assumption or a modeling assumption of what this non-renovated portfolio can do on a forward basis, despite having about 70% of your RevPAR growth driven by rate gains? Is 40% flow-through a good modeling assumption for this type of portfolio?
Monty Bennett: We’re going to step back from trying to answer that question. I know how important that is for you guys to model, but we’re just hesitant about providing that kind of guidance at this time.

Participant 2: Okay. Maybe I can ask a question regarding the Radisson. I know you have announced the conversion to the Hilton. You have a number of other Radissons in the portfolio, and I think a question was raised in prior conference calls of what you might do with those properties. Is there a substantial cost to terminate the Radisson flag, and do you have the ability to do that with the other properties within your portfolio?
Monty Bennett: The cost to terminate the Radisson flags is not very high, just generally. All the deals aren’t the same, but they’re not prohibitive. So we are evaluating brand changes across our entire portfolio, including the Radissons, and we’re focusing in on a few. But at this point in time, we are going to probably step back from making any announcements about what we’re going to do. But we do understand that Radisson products are not the investment community’s favorite brand, although in some markets they do very well, maybe do very well. So, we’ll continue to evaluate that.
Participant 2: Just looking at during the fourth quarter, it looked like the average hotel size for the renovated properties was around 220, versus the average for the portfolio may be just under 200. Does that shift as you do more renovations in ‘06? Does the average property size decline, and maybe we’ll see less of an impact from renovated hotels?
Monty Bennett: I’ll ask David Kimichik to address your question.
David Kimichik: It does shift quarter-to-quarter. The fourth quarter had more rooms under renovation than any of the previous three quarters, and most of those hotels that were under renovation in the fourth quarter will be under renovation in the first quarter of this year. If you look at our schedule, and you can go through — we gave you the whole year 2006 in that attached schedule so you can have a look at how many rooms are coming in and out of renovation. But the fourth quarter was by far the biggest number of rooms for the entire year.

Participant 2: Okay. Just one last question on the Radisson. Is part of the decision to downsize or shrink the size of that asset driven by the Omni hotel that’s going to be coming to the market? And what are your thoughts on that, or where does that hotel stand today in its process?
Monty Bennett: Yes, that is part of the driver of our whole formula there. The Omni has been announced. It was partly financed by TIF financing. They’ve recently — when they got the construction prices in, there was a sizable increase in the cost of construction. And they went back to the city, and the city provided them more TIF financing. So, it looks like it’s going to move forward. We don’t have the exact date on the construction starts, but I would say it’s within the year or sooner.
There is kind of an agreement out there, though, and the Omni is, obviously, taking a lot of incentive monies from the city. The Renaissance asset in the marketplace took some money from the city in order to perform a renovation, and there’s rumors that another hotel might do the same. And we did not. And the trade for that was that those assets would need to commit a significant portion of their rooms to commission blocks. And a number that I heard, and I don’t know if it’s the right number; I heard it’s as high as potentially 80%, but I just don’t know if that’s the case. But I heard that it’s significant.
And in that market, most of the convention business that comes to that center is more SMIRF-type business — 4-H clubs, Girl Scouts — these kinds of groups that don’t pay the high rates. So, we see an advantage in not taking the money from the city. And when those other assets fill up with this lower-rated group, what we think is going to be lower-rated group business, we will get the transient push out to our assets, especially with the honor point system as part of our hotel after we convert the Hilton, and we’ll be able to benefit from that. So, that’s the path that we elected to follow, and we think we’ll be okay. I imagine it’s at least a couple of years, maybe longer for the Omni to open. David, what do you think? Probably three years?

David Kimichik: Rumors are that they’re going to break ground around the end of this year. So, we think it would be about a two-year construction process before they’re open.
Participant 3: I have two simple questions. One, what’s the ex-dividend on the dividend, the $0.20 dividend?
David Kimichik: We will be announcing the dividend on the 15th, and it will be effective for shareholders of record on the last day of the month, and so it will actually be three days before that.
Participant 3: The second easy question is the — when will your 10-K be available?
David Kimichik: We anticipate we will file the 10-K some time early next week.
Participant 3: And the third question, a little more controversial probably. Any comment on the potential conflict between the management by management of the hotels?
Monty Bennett: Not anything in particular, other than that we see it as an advantage. When we went public we announced that this relationship would exist. And some of our competitors in the industry that have this same kind of setup bought 80, 90% or more of their hotels that are only hotels that they feel they can manage. In our case, the affiliate manages something like 35, 40% of the hotels’ rooms, of all hotel rooms that we currently own. So it’s — it’s an advantage that we bring to the table that where this affiliate can come in and take over management and improve margins and do a better job, then they do it. In a case where it’s better to keep an existing manager, the REIT does that. In fact, the vast majority of our assets are where we’ve kept the existing manager.
Participant 3: Do you make an evaluation on a make or buy type of study?
Monty Bennett: I’m sorry?

Participant 3: Do you make an evaluation on a make or buy type of study, that is — in each hotel as you acquire a hotel, how do you determine who will manage it?
Monty Bennett: It’s driven by a few factors. In some cases the seller of the asset is managing the asset, and they will sell the assets only if they can continue to operate the asset. So, we look at it and we evaluate the opportunity based upon that. And if we can sign up the existing owner/operator to a performance-type contract, we will do that. In some cases it’s totally management-encumbered. The brands, typically Marriott and Hilton, have got long-term contracts, so it doesn’t matter who owns it under what conditions, that they manage these. And so those are not even negotiable. Some other assets are management-unencumbered. And typically the affiliate, Remington, will take over management of those as a matter of course. But not always or not necessarily.
Participant 3: You guys have done a good job so far. Thank you.
Participant 4: There were so many good questions, I don’t have that many left. But one thing you could talk about — your portfolio today is less than 10% mezz versus direct investments. Can you just give a little color on where you see the mezz market today? You’ve got tremendous yields in the stuff that you’ve got, but is that — has it been harder for you to find those kinds of good mezz opportunities, and what are you seeing today in the mezz market?
Monty Bennett: The market moves in the mezz market. Pricing has gotten much, much more competitive. And in order for us to be more competitive, we’ve had to line up more attractive financing on our side. So, Doug Kessler here arranged a new warehouse line that took our cost of capital from around LIBOR plus 625, down to approximately LIBOR plus 200. So that allows us to be more competitive. So, the lull that you see has been as pricing has dropped and narrowed, we were priced out of the market because of our existing financing. But now we’re starting to get ramped up more because we can do that. As far as opportunities in the marketplace, Doug, why don’t you comment on that?

Doug Kessler: We are seeing more opportunities today, and it’s mainly driven by all the transaction volume that’s been occurring in the industry. Many of those transactions are acquiring mezzanine financing, whether it’s single assets or these large portfolios that REITs are buying or the opportunity funds are buying. So the product is there, our name is clearly established in the market. Every single one of the first mortgage providers is in contact with us. In many cases, on a given deal, we may be approached by three or four lenders that are competing for that piece of business. So, we are being disciplined, we are being selective, we have clearly been approached by many lenders for many of the deals that are active in the market today, and I think you’ll see us exercise judgment to make sure that we’re still getting attractive leverage returns given our new debt facility.
Participant 4: So, relative to the chart that you used to have in your presentations that looked like a clock, where do you think we are today? And how do you think that — as we’re looking forward at your investment strategy, what do you think we can expect in terms of mix between direct investment and mezz?
Monty Bennett: We think — a number of analysts have described it as something like the third or fourth inning of a nine inning game, as far as fundamentals go, and we agree with that. But values are also largely driven by what’s going on in the capital markets. And the capital markets are absolutely outstanding. So, if the capital markets remain as they are, then values, I believe, will continue to increase over the next three or four years, five years, even. If capital markets start to back up, then that will shorten the — that period of asset increases, asset value increases.
As far as strategies go, it really just depends. We see some mezzanine opportunities, but we still see a good, decent amount of direct hotel opportunities out there, and we see that still as the largest part of what we’re targeting. And every time we try to make a prediction about what the market is going to look like a year from now or two years from now, it’s tough. And I’ll give you an example.

About a year ago this time, I was talking about how the direct hotel market opportunities might be closing, because new supply would start to be coming on. But with what happened with these hurricanes, and with what’s happening over in China with all the demand for construction materials, we’re seeing construction costs just go sky high, to the tune of 20 to 30% increases. In fact, Doug talked about potentially providing some mezz loans on construction deals, but every time someone comes in, we work out a deal and they go back and get the final numbers from the GC, the price has gone up 25% and the project is dead. What that has done is pushed back the net new supply growth curve, in our opinion, which means that values will continue to increase, which means that we still see some opportunities to buy direct hotel investments. All that is to say that for the immediate future, we still see direct hotel investments as probably the most attractive opportunity. Doug, do you want to chime in on that?
Doug Kessler: I think the real signal will be when supply starts to approach demand. Until that happens, you’re going to have continued value increases in assets. The fundamentals from an operating standpoint may be a little bit further into the ballgame, but I think most people in the hotel industry are expecting maybe a game that has extra innings on both fronts. So there’s still a great deal of positive sentiment for the fundamentals, both from an operating standpoint as well as from a value standpoint. And I think that even though we have been an active buyer, I want to make it very clear that we have been an active seller as well. And I think it’s really part and parcel of our strategy to demonstrate that we are recycling capital not by need, but by choice. And it’s recycling that capital into either higher yielding investments or capital expenditures which will enhance the yield of some of our higher-quality core assets. And this is something that we’ve done. And what we’ve sold really has been out of portfolios, where it’s kind of the classic buy the whole chicken and sell the parts at higher prices. And we clearly did that with the FGSB portfolio, where we sold assets. We are, clearly, doing that with the CNL portfolio where we’re selling assets. But as Monty said, we’re going to be focused primarily still on direct hotel investment opportunities.

Participant 5: First question — what exactly goes into the discontinued operations number? Does it include interest expense, amortization of loan costs? Are those included in the number?
David Kimichik: Yes, it’s — every component of the P&L of the discontinued asset is just removed. All of it is removed from your continuing section, and it’s all netted into that one number. So, it has the income tax liability in there as well.
Participant 5: Okay. Secondly, you guys had same-store organic EBITDA growth of 10%, on a mere 13% RevPAR gain, equating to a less than one-time flow-through. Are you guys happy with that result?
Monty Bennett: As we commented earlier, we got beat up on a number of line items. And no, we’d rather see it. And in fact it’s typical for us and others to have EBITDA, hotel EBITDA growth at a higher percentage when you’ve got topline growth at that level. So we are not satisfied with that result, and we are working and putting in plans where we can in order to change that.
Participant 5: Are you guys — going forward, are you guys expecting growth? And if so, how do you expect to accomplish this?
Monty Bennett: Say again?
Participant 5: Going forward, do you expect it to grow, and how do you expect to accomplish it?
Monty Bennett: Do you expect what to grow, the RevPAR?
Participant 5: The flow-through.
Monty Bennett: We’re stepping back from guidance on what that flow-through percentage might be. We’ve got so many moving parts that we just — we’re just reluctant to do that and potentially mislead someone. So let’s just say that this flow-through is not something that we’re comfortable with. But at the same time, a number of those factors are out of our control. So that’s probably the only guidance that we want to give on that right now.
Participant 6: Thank you for taking my call. Could you — I don’t know the extent that you can put specific numbers behind this, but do you know the rate of returns, or some economic measure of the renovation dollars being spent?
Monty Bennett: Sure. When we buy an asset, we’ll buy an asset and at the same time contemplate a certain amount of renovation dollars to go into that asset. So we don’t look at it separately as much as we look at the entire purchase with the renovation dollars as part of that. And when we do that, we look at returns, unleveraged returns in the range of probably 9% or above, maybe 10% is where we like to be, and a leverage return somewhere in the low to mid teens typically. Although at least to date, we’ve had positive variance and aggregates on most of our numbers because of the strength of the economy. But that’s where we like to target those. On a stand-alone renovation, it’s hard to say. Sometimes you’ve got to do renovations that are driven by the franchise or the brand, and whether there’s a return on capital or not, you just have to do it. And so you put the money in. So, doing a return on capital is almost moot. We’ll look at it anyway, and if we feel like we can get unleveraged returns in the low double digits, we’re very happy with that. Sometimes it’s tough to get, but that’s what we like to do.
Participant 6: My second question here, guys, and I’m a big supporter of you all, but I’m sure everybody on this conference call would prefer not to be one of the highest yielding REITs in the hotel space. Any thoughts as to why, if Strategic or Highlander are down in the 5% or lower yields, what do you think the market is telling you as to why you’re running a distant third, and any thoughts on changing your approach?

Monty Bennett: Our structure and our strategy is a little bit different from some of those other guys. When we went public, we went public in the summer of 2003. And at that time, yield was very important. And when we went public, we told our investors that we are targeting a ramp up to around an $0.18 plus, or $0.20 plus, or target that kind of payout as far as a dividend. So we thought it was very important to achieve what we said we were going to do, because all those initial investors were counting on that.
          Now we got there, and we’re there, and we’ve achieved it and we’re very happy with it, and they’re very happy with it. That is why we subsequently then changed our policy in that going forward it’s not a straight 85% of CAD, but it’s going to be more on an evaluation on a yearly basis. So when you talk about how that — reevaluating that, we have reevaluated it as part of the dividend policy. We’ve got no plans and no desire whatsoever to lower that dividend. And we’re just going to grow it at a rate that is hopefully slower than our FFO or CAD per-share growth. Does that answer your question?
Participant 6: Yes, part of it. You guys have got to be a little bit frustrated. I know we are as well. I’m just curious whether you’re rethinking some of your public market approaches. You’ve been tagged as a serial equity issuer, like it or not. And just trying to gauge at what point the frustration reaches a level where you’re saying, we need to do — to change our attack a little bit.
Doug Kessler: I think that for a REIT to grow, you do have to raise capital, and to the extent that there is accretive investment opportunities. And I think by looking at what we have acquired, either on our direct hotel investments, which I think if you did a side-by-side comparison, because we are very transparent with what we release in terms of the yields that we buy assets for that on a blended basis, we’ve actually bought assets at prices that deliver yields well in excess of our peers. And clearly, our mezz is at the highest end of the market.

I think that the last equity raise is a really interesting case study of a point that I think addresses why maybe we haven’t gotten the same benefit of the value increases relative to our peers. I think that we have been really below the radar screen for a lot of companies. We purposefully did a marketed roadshow on this last equity raise in January, as opposed to doing an overnight. We could have decided not to run the risk of an actual potential fade in our share price. But what actually happened is by getting our story out in front of more institutions that really needed an update to hear what we had accomplished since going public, we benefited from that tremendously by bringing our story to the forefront of some institutions and retail investors that really either didn’t know that much about us, didn’t understand our story, or needed an update. And as a result, we actually priced the offering at the same price that we launched at, which was very unusual for a marketed deal. And you can certainly see the impact over the last couple of months since that time. So, I think we have made an initiative here to get out in front of more investors over the coming year. We’ve really been focused on executing our strategy but bringing our story on a more current basis to the market is something that’s a clear objective of ours, and we think that with that market recognition that we should see the same benefits that others are seeing.
Participant 2: Just kind of touching base on what David talked about with the mezzanine portfolio. Doug, you can help me with this. I just did some quick math. It looks like your savings on your cost of funds was maybe 350 basis points between the new and the old line at the high-end of those pricing ranges. Have the spreads on the mezz loans themselves compressed more than the 350 basis points?
Doug Kessler: It depends where you want to be in the capital structure. I would say actually that the difference is wider than that on our reduced financing, because we can borrow at probably a 60% LTV, it’s closer on the grid to about 200 over. So it’s really a difference of about 425 basis points. And the spreads have not quite compressed at that level. Remember, you’ve gotten the benefit of LIBOR increases as well. I think we’re still a little bit on the upside relative to the rate compression, relative to the spread compression, and rate meaning our borrowing rate. So you can do the math.

And if you have a loan at, let’s say at 500 over, and you’re getting 60% financing at about 200, you can still get pretty close to 15% leveraged type returns, 14 to 15% leveraged returns, which are very attractive today.
Participant 2: Anything in the portfolio coming due? I think we read that the Northland Inn, they were looking to pay that off. Has that been paid off at this point?
David Kimichik: No, it has not. We entered into an extension agreement for a few months with the borrower, the loan actually matured in January, and the borrower is in the process of refinancing the hotel. So we extended the maturity to allow him to accomplish that. So currently we would expect it to pay off in the second quarter.
Participant 2: One question for you, David. With regards to the Town Place Suites — I’m sorry — the Gen One Residence Inns, when do you think that’s going to close, that transaction? Or has it? Maybe I missed it?
David Kimichik: It is not closed as of today, but we’re hopeful for a closing prior to the end of this quarter.
Participant 2: Is there anything meaningful potentially holding that up, or is it just usual transfer of documents?
David Kimichik: The assets are secured by securitized financing, and we have to go through servicer approval, rating agency approval for the buyer to assume that loan. So, it’s just taken a lot of time for that to be accomplished. But I think we’re almost there, based on my last update. So we’re hopeful that by month end, we’ll have a closing.
Participant 2: So nothing with the buyer trying to come back and get a haircut on the price?

David Kimichik: No. The buyer’s earnest money went hard around the first of December, I think. So, from that time until now, we’ve been working with the lender and the servicer and the rating agency on getting all of the assumption and approvals in place for that transaction. It just takes a lot of work.
Participant 2: How much earnest money is at risk, if you don’t mind me asking?
David Kimichik: Several million dollars.
END